Exhibit 99.1
For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
PRELIMINARY 2011 FINANCIAL RESULTS

SPRINGFIELD, MO – (January 25, 2012) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its quarter and year ended December 31, 2011.

Fourth Quarter Financial Highlights

●	Earnings per share for the fourth quarter increased to $0.38 compared to $0.35 for the third quarter of 2011 and ($0.24) for the fourth quarter in 2010.
●	Net income increased $91,000 for the fourth quarter of 2011 compared to the third quarter of 2011 and increased $1.7 million compared to the fourth quarter in 2010.
●	Net interest margin improved 27 basis points to 3.65% for the quarter as compared to the third quarter of 2011 and increased 71 basis points compared to the fourth quarter in 2010.
●	Nonperforming assets were $27.0 million as of December 31, 2011, a decrease of $6.5 million as compared to December 31, 2010.
●	Book value per common share was $14.07 as of December 31, 2011, an increase of $.56 as compared to December 31, 2010.

Net income for the fourth quarter ended December 31, 2011 was $1,307,000 as compared to a net loss of ($360,000) for the same quarter in 2010.  After preferred dividends, diluted earnings per common share was $.38, an increase from the ($0.24) per diluted common share during the fourth quarter in 2010.  This was also an increase from the $.35 per diluted common share the Company earned during the third quarter ended September 30, 2011.

Net income for the fiscal year 2011 was $3,836,000 as compared to $1,131,000 in 2010.  After preferred dividends, diluted earnings per common share was $1.01, an increase from the $0.00 per diluted common share earned in 2010.

There are a few key issues that contributed to the fourth quarter financial performance:
●
Net interest income - Margin improvement has been a significant focus for the Company and has been a significant driver of the Company’s overall financial improvement in 2011.  Net interest income improved $682,000 over the prior year quarter.  The Company continues to reduce its cost of various deposit balances, primarily money market accounts and renewing certificates of deposit.  The Company has also been able to pay down its outstanding balances of advances and repurchase agreements which significantly reduced interest expense. On the asset side, the Company continues to closely manage loan pricing by increasing yield on renewing credits (including increasing existing interest rate floors) and focusing on the reduction of nonperforming assets.

●
Provision for loan losses – Based on its internal analysis and methodology, the Company recorded a provision for loan loss expense of $550,000 during the quarter compared to $2,450,000 for the prior year quarter. The Company will continue to make future provisions to its allowance for loan losses based on its methodology and both economic and regulatory conditions.  The allowance for loan losses as of December 31, 2011 was 2.14% of gross loans outstanding (excluding mortgage loans held for sale) compared to 2.54% as of December 31, 2010.

●
Non-interest income – Non-interest income increased $1.1 million primarily due to the Company’s gains on investments for the quarter.  The Company sold approximately $28.1 million of available-for-sale securities for a realized gain of $1.3 million.  A portion of the net proceeds were used to prepay two repurchase agreements totaling $14.75 million.  Other noteworthy items for the quarter include losses of $294,000 that were recognized on foreclosed assets which was a decline from the $449,000 recognized during the prior year quarter.  Gains on sales of loans in the secondary market declined $175,000 for the period compared to the prior year quarter due to a decline in the volume of loans sold.  Also, the Company continues to experience a reduction in service charge income (declining $101,000 compared to the prior year quarter), specifically in overdraft charges which is primarily due to new regulatory changes that have affected the Bank’s overdraft policies.

●
Non-interest expense – In general, non-interest expenses have been managed closely and have been held to appropriate levels.  The increase of $1.3 million for the quarter is primarily due to a $1.5 million prepayment penalty incurred on the prepayment of two repurchase agreements totaling $14.75 million (also discussed above).  The prepayment has allowed the Company to significantly reduce higher cost, non-core funding liabilities and to reduce the Company’s interest rate risk position.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Taney, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	31-Dec-11	31-Dec-10	31-Dec-11	31-Dec-10
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,475	$7,992	$30,376	$32,331
Total interest expense	1,986	3,185	9,611	14,807
Net interest income	5,489	4,807	20,765	17,524
Provision for loan losses	550	2,450	3,350	5,200
Net interest income after provision for loan losses	4,939	2,357	17,415	12,324
Noninterest income	2,016	900	4,485	4,280
Noninterest expense	5,407	4,068	17,361	15,530

Income (loss) before income taxes	1,548	(811)	4,539	1,074
Provision (credit) for income taxes	241	(451)	703	(57)

Net income (loss)	$1,307	$(360)	$3,836	$1,131
Preferred stock dividends and discount accretion	281	281	1,126	1,126
Net income (loss) available to common shareholders	$1,026	$(641)	$2,710	$5

Basic income (loss) per common share	$0.38	$(0.24)	$1.01	$-
Diluted income (loss) per common share	$0.38	$(0.24)	$1.01	$-

Annualized return on average assets	0.80%	(0.21%)	0.57%	0.16%
Annualized return on average equity	9.52%	(2.64%)	7.08%	2.12%
Net interest margin	3.65%	2.94%	3.31%	2.61%
Efficiency ratio	72.05%	71.28%	68.76%	71.23%

	As of	As of
Financial Condition Data:	31-Dec-11	31-Dec-10

Cash and cash equivalents	$26,574	$14,145
Investments and interest bearing deposits	90,718	109,891
Loans, net of allowance for loan losses 12/31/2011 - $10,613; 12/31/2010 - $13,083	482,664	504,665
Other assets	48,550	53,967
Total assets	$648,506	$682,668

Deposits	$484,584	$480,694
Federal Home Loan Bank advances	68,050	93,050
Securities sold under agreements to repurchase	25,000	39,750
Subordinated debentures	15,465	15,465
Other liabilities	1,172	1,668
Total liabilities	594,271	630,627
Stockholders' equity	54,235	52,041
Total liabilities and stockholders' equity	$648,506	$682,668

Equity to assets ratio	8.36%	7.62%
Book value per common share	$14.07	$13.51
Non performing assets	$27,014	$33,552